Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income increased by $404 thousand, or 15.3%, to $3.0 million for the three-month period ended September 30, 2026 compared with the same period last year.
●	Net interest income increased by $1.2 million, or 12.9%, for the three-month period ended September 30, 2026 compared with the same period last year.
●	Total loans increased by $30.8 million, or an annualized 13.2%, for the three-month period ended September 30, 2026.
●	Non-performing loans to total loans were 0.06% as of September 30, 2026.
●	Fiscal year-to-date annualized net charge-offs to total loans of 0.01%.
●	Total deposits increased by $24.7 million, or an annualized 8.8%, for the three-month period ended September 30, 2026.

Minerva, Ohio — October 21, 2026 (OTCQX: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $3.0 million for the first quarter of fiscal year 2027, an increase of $80 thousand, or 2.7%, from the previous quarter ended June 30, 2026, and an increase of $404 thousand, or 15.3%, from the quarter ended September 30, 2025. Earnings per share for the first quarter of fiscal year 2027 was $0.96, compared with $0.94 for the quarter ended June 30, 2026, and $0.84 for the quarter ended September 30, 2025.

“The strong first quarter of fiscal year 2027 results reported here reflect balance sheet growth, higher net interest margin, and improved noninterest income. Robust new loan business and draws on commitments made in prior periods contributed to a $30.8 million, or 13.2% annualized increase in loan balances during the first quarter of fiscal year 2027. New loans and commitments originated in the first quarter of fiscal year 2027 totaled $117.1 million, an 11.1% increase from the previous quarter and a 33.6% increase from the same period in fiscal year 2026. Compared to the prior year, new commercial loans and commitments increased 15.1%, residential mortgage lending increased 15.9%, personal loan originations increased 104.2%, and home equity line of credit commitments increased 56.4%. While inflationary pressures and a sharp increase in market rates have sidelined some potential borrowers, the level of activity reflected in the respective sales pipelines remains steady and the loan portfolio continues to perform well. Annualized net charge-offs to total loans of 0.01% and total delinquency of 0.13% reflect strong loan quality, our borrowers’ ability to navigate a challenging economic environment, and a history of prudent underwriting practices. The improved margin reflects a higher loan to deposit ratio, scheduled interest rate resets, and the reinvestment of cash flow into higher yielding loans and investments. Increased debit card usage, mortgage banking revenue, and customer swap fees contributed to a 7.9% increase in noninterest income from the same period in the prior year. The loan growth experienced during the first quarter of fiscal year 2027 was supported by a $24.7 million increase in deposit balances obtained through the branch network. I am also pleased to report that last year’s expansion to Massillon and downtown Canton contributed to the first quarter’s 8.8% annualized growth and 7.1% year-over-year growth in deposits. Further, we have made progress on two previously announced expansion initiatives. Renovations began on the previously announced relocation of our Jackson Township branch to the center of Belden Village, Jackson Township premier retail and professional community, and construction will soon begin on the bank’s first full-service location in Mahoning County. The Jackson branch will relocate in January 2027, and the Boardman office is expected to open in the third quarter of fiscal year 2027. We expect these growth opportunities, along with our continued investment in business development and operations staff, to support future asset growth,” said Ralph J. Lober II, President and Chief Executive Officer.

Quarterly Operating Results Overview

Net income was $3.0 million, or $0.96 per share, for the three months ended September 30, 2026, $3.0 million, or $0.94 per share, for the three months ended June 30, 2026, and $2.6 million, or $0.84 per share, for the same prior year period.

Net interest income was $10.8 million for the three-month period ended September 30, 2026, $10.3 million for the three-month period ended June 30, 2026, and $9.5 million for the three-month period ended September 30, 2025. The net interest margin was 3.52% for the quarter ended September 30, 2026, 3.47% for the quarter ended June 30, 2026, and 3.37% for the quarter ended September 30, 2025. The increase in net interest income and the net interest margin was primarily because of an increase in the yield on average interest-earning assets. The yield on average interest-earning assets was 5.25% for the quarter ended September 30, 2026, compared with 5.16% for the quarter ended June 30, 2026, and 5.06% for the quarter ended September 30, 2025. The cost of funds was 2.30% for the quarter ended September 30, 2026, compared with 2.26% for the quarter ended June 30, 2026, and 2.29% for the quarter ended September 30, 2025.

The provision for credit losses was $425 thousand for the three-month period ended September 30, 2026, and included a $415 thousand provision for credit losses on loans and a $10 thousand reserve for unfunded commitments. This compares with a $285 thousand provision for credit losses for the three-month period ended September 30, 2025, which included a $320 thousand provision for credit losses on loans and a reduction of $35 thousand to the reserve for unfunded commitments. Net charge-offs of $31 thousand were recorded for the three-month period ended September 30, 2026, compared with $81 thousand that were recorded for the three-month period ended September 30, 2025.

Other income increased by $116 thousand, or 7.9%, for the three-month period ended September 30, 2026, compared to the same prior year period primarily due to an increase of $27 thousand, or 4.0%, in debit card interchange income, an increase of $19 thousand, or 17.6%, in bank owned life insurance earnings because of the purchase of new life insurance policies during the 2026 fiscal year, and $38 thousand of revenue recognized on interest rate swaps.

Other expenses increased by $727 thousand, or 9.5%, for the three-month period ended September 30, 2026, compared to the same prior year period. The increases were primarily in salaries and benefits and occupancy and software expenses for the three-month period ended September 30, 2026, compared with the same prior year period, as the Company continues to grow its branch network.

Balance Sheet and Asset Quality Overview

Total assets were $1.29 billion as of September 30, 2026 and $1.28 billion as of June 30, 2026. From June 30, 2026 to September 30, 2026, total loans increased by $30.8 million, or an annualized 13.2%, and total deposits increased by $24.7 million, or an annualized 8.8%.

Non-performing loans were $601 thousand, or 0.06% of total loans, as of September 30, 2026, and $696 thousand, or 0.07% of total loans as of June 30, 2026. The allowance for credit losses (ACL) as a percentage of total loans was 1.00% as of September 30, 2026, and 0.99% as of June 30, 2026.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twenty-three full-service locations and one loan production office in Carroll, Columbiana, Jefferson, Mahoning, Stark, and Summit counties in Ohio. Its market includes these counties as well as the sixteen contiguous counties in northeast Ohio, western Pennsylvania, and northern West Virginia. Information about Consumers National Bank can be accessed on the internet at https://www.consumers.bank.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). The words “may,” “continue,” “estimate,” “intend,” “plan,” “seek,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and future plans, objectives and strategies of Consumers. These statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those anticipated at the date of this press release. Risks and uncertainties that could adversely affect Consumers include, but are not limited to, the following: changes in local, regional, and national economic conditions becoming less favorable than we expect, resulting in a deterioration in asset credit quality or Consumers National Bank’s (Consumers’ wholly-owned bank subsidiary) debtors being unable to meet their obligations because of high unemployment rates and inflationary pressures; rapid fluctuations in market interest rates could result in changes in fair market valuations and net interest income; new investments in existing markets may prove less profitable or develop more slowly than expected; the effects of, and changes in, trade, tariff policies, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; legal proceedings, including those that may be instituted against Consumers, its board of directors, its executive officers and others; competitive pressures on product pricing and services; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; and the nature, extent, and timing of government and regulatory actions. While the list of factors presented here are considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. The forward-looking statements included in this press release speak only as of the date made and Consumers does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Months Ended
Consolidated Statements of Income	September 30, 2026	June 30, 2026	September 30, 2025
Total interest income	$16,147	$15,322	$14,392
Total interest expense	5,366	5,059	4,847
Net interest income	10,781	10,263	9,545
Provision for credit losses	425	380	285
Other income	1,585	1,577	1,469
Other expenses	8,345	7,985	7,618
Income before income taxes	3,596	3,475	3,111
Income tax expense	558	517	477
Net income	$3,038	$2,958	$2,634
Basic and diluted earnings per share	$0.96	$0.94	$0.84

Consolidated Statements of Financial Condition	September 30, 2026	June 30, 2026	September 30, 2025
Assets
Cash and cash equivalents	$21,770	$26,263	$26,668
Securities, available-for-sale	242,495	257,584	268,900
Securities, held-to-maturity	4,196	4,308	5,058
Equity securities, at fair value	—	—	392
Federal bank and other restricted stocks, at cost	2,949	3,159	1,980
Loans held for sale	1,396	1,066	476
Total loans	968,361	937,533	834,882
Less: allowance for credit losses	9,649	9,265	8,709
Net loans	958,712	928,268	826,173
Other assets	62,303	59,725	58,335
Total assets	$1,293,821	$1,280,373	$1,187,982
Liabilities and Shareholders’ Equity
Deposits	$1,145,684	$1,120,962	$1,069,643
Other interest-bearing liabilities	53,497	56,217	23,838
Other liabilities	12,282	13,309	12,879
Total liabilities	1,211,463	1,190,488	1,106,360
Shareholders’ equity	82,358	89,885	81,622
Total liabilities and shareholders’ equity	$1,293,821	$1,280,373	$1,187,982

	At or For the Three Months Ended
Performance Ratios:	September 30, 2026	June 30, 2026	September 30, 2025
Return on Average Assets (Annualized)	0.95%	0.95%	0.89%
Return on Average Equity (Annualized)	13.50	13.33	13.42
Average Equity to Average Assets	7.02	7.15	6.63
Net Interest Margin (Fully Tax Equivalent)	3.52	3.47	3.37

Market Data:
Book Value to Common Share	$26.06	$28.47	$25.95
Dividends Paid per Common Share (QTD)	$0.22	$0.21	$0.21
Period End Common Shares	3,160,872	3,156,730	3,144,775

Asset Quality:
Net Charge-offs to Total Loans (Annualized)	0.01%	0.03%	0.04%
Non-performing Assets to Total Assets	0.05	0.05	0.08
ACL to Total Loans	1.00	0.99	1.04